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                      [Transmedia Network Inc. Letterhead]

October 13, 1998

Mr. Gene Henderson
8017 Clayton Lane Court
Clayton, MO  63105

Dear Gene:

On behalf of Transmedia Network, Inc., we are very pleased to offer you the position of President and Chief Executive Officer. In this position, you will report directly to the Board of Directors.

The terms of our offer include the following:

1. Duties and Responsibilities - As President and Chief Executive Officer, you will be responsible for the day-to-day management and operating decisions of the Company. In addition, you will have full responsibility for all personnel decisions and for the execution of the Company's business plan.

2. Board Seat - The Company will appoint you to the Board of Directors upon commencement of employment.

3. Starting Date - We would like you to start as soon as possible, however, we would expect you to assume this position on or before October 26, 1998.

4. Base Salary - Your annual base salary is $350,000 and is paid weekly. Your compensation (both base salary and target bonus) will be reviewed in October 1999 and annually thereafter.

5. Annual Bonus - Your annual target cash bonus opportunity for fiscal 1999 (FYE September 30, 1999) and thereafter is equal to $350,000 annually (or up to 100% of your base salary). Based upon the achievement of specific goals to be set and agreed to between you and the Board of Directors beginning in fiscal 1999, you may earn from zero up to 100% of your annual target bonus amount. Any bonus award for a fiscal year shall be calculated and paid during the first fiscal quarter of the following fiscal year. For the fiscal 1999 year you will be guaranteed a minimum bonus of 50% of your base salary or $175,000.

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6.       Stock Options - Subject to the terms and conditions of the Company's existing 1996 Long Term Incentive Plan ("LTIP"), you will receive 250,000 stock options upon the starting date of your employment and 100,000 stock options on January 4, 1999. The strike price of the initial 250,000 options will be fair market value of Transmedia stock on the starting date of your employment. The strike price of the 100,000 options will be the fair market value of Transmedia stock on January 4, 1999.

             o Vesting - These options will vest ratably on each of the first through fourth anniversaries of your starting date. Vested options will remain exercisable by you for ten years following the date of their grant or, in the event of the termination of your employment, for the period provided in the LTIP. All unvested options will terminate upon the termination of your employment for any reason. During the term of your employment, you will be provided with accelerated vesting subject to the Company's stock price achieving certain closing price levels for 20 consecutive trading days as follows: 50% (of the total options granted you) vests if stock price is at or above $12; an additional 25% (of the total options granted you) vests if stock price is at or above $16; 100% (of the total options granted you) vests if stock price is at or above $20.

             o Annual grants - You will be eligible for annual option grants at the discretion of the Compensation Committee of the Board.

7. Employee Benefits - In addition to all normal Company benefit plans, you will participate in the following Executive Benefit Plan:

             o Severance Arrangements - If your employment is terminated by Transmedia Network, Inc. for any reason other than "Cause" (as defined below), disability or death, you will receive payments equal to twelve months base salary (paid pursuant to Company's normal payroll practices) plus the guaranteed bonus (if any) for that fiscal year. You will have the option to continue coverage in the company's health care plan for the statutory period provided by COBRA and we will pay for your costs associated with such participation. In addition, prior to the second anniversary of your starting date, the Company will provide accelerated vesting of your options on a pro rata basis (using the actual period elapsed from your start date to the date of termination divided by two years).

                 The Company will require that you sign and comply with a Termination Agreement as a condition of receiving severance benefits. This agreement will include a Non-compete Agreement (as described in paragraph 9 below), a general release of liability and a covenant not to sue Transmedia Network, Inc. or any affiliated company or any officer, director or employee thereof. You will be deemed to have been terminated without Cause if there is any

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                 material diminution of the scope of your duties and
                 responsibilities or a reduction in your based salary, target bonus, bonus plan parameters and a reduction, not applicable to executive employees generally, in employee welfare benefits (it being understood that the changes, if any, in employee welfare benefits shall be viewed in their entirety and not on a plan by plan basis). "Cause" shall mean (a) your willful failure to substantially perform the duties hereunder, (b) your willful failure to follow a written, lawful order or written directive from the Board of Directors or Chairman of Transmedia Network, Inc., or (c) your conviction of a felony of any kind or any misdemeanor involving moral turpitude. Your receipt of any severance payments or benefits hereunder shall be conditioned upon your compliance with the non-compete provisions below.

             o Change of Control - Upon a Change of Control event as defined in the LTIP and for a period of one year after such date, if you are terminated by the Company other than for Cause, disability or death, the lump such severance payment will be eighteen months base salary from the separation date plus the greater of the guaranteed bonus for that year (if any) or the pro rata portion of the full bonus potential for that year. Upon a Change of Control options will vest as provided in the LTIP. You shall be entitled, for a 12 month period (or shorter if you receive coverage and benefits under the plans and program of a subsequent employer), to continue participation in employee welfare benefit plans in which you were participating on the termination date. You shall be deemed to have been terminated without Cause if, after a Change of Control, there is any material diminution of the scope of your duties and responsibilities or a reduction in your base salary, target bonus, bonus plan parameters and a reduction, not applicable to executive employees generally, in employee welfare benefits (it being understood that the changes, if any, in employee benefits shall be viewed in their entirety and not on a plan by plan basis).

            o Annual Physical Examination - You shall be entitled to a comprehensive physical on an annual basis at Company expense. The Company suggests you schedule a comprehensive physical examination prior to the starting date of your employment.

8. Relocation Benefits - A condition of this offer is that you relocate your permanent residence to Southeast Florida within 180 days of starting your employment with the Company. To assist you in this relocation, the Company will provide the following relocation benefits:

             o Temporary Housing - The Company will reimburse you for temporary living costs in Southeast Florida for a period up to 90 days from the starting date of your employment.

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             o   Weekend Round Trips Home - For a period of 90 days (if needed).

             o Househunting Trips - Reimbursement of reasonable airfare, hotel, car rental and meal expenses for you and your spouse.

             o Sale of Present Residence - The Company will reimburse you for all closing costs in connection with the sale of your residence in Clayton, Missouri. If within 90 days from the date you make your present residence available for sale no satisfactory offers are received, the Company will facilitate the purchase of your home on terms satisfactory to you and the Company. Such purchase may be facilitated through a third party relocation company.

             o Closing Costs on Purchase of New Home - The Company will reimburse you for all closing costs in connection with the purchase of a home in Southeast Florida.

             o Movement of Household Goods - The Company will reimburse you for the cost of transporting your household goods from Clayton, Missouri to Southeast Florida.

             o Reimbursement gross-up - Reimbursement of any relocation costs incurred will be grossed up to cover applicable taxes.

9. Non-Compete - In the event you voluntarily or involuntarily leave Transmedia's employ, for a period of one year following your termination date or, if longer, for as long as you are receiving severance payments and benefits as provided above, you will not directly or indirectly (i) be employed by or perform work as a director, officer, independent contractor, partner, or consultant for any business in which Transmedia or any of its affiliates is engaged at such date in any geographic region in which Transmedia conducts business; or (ii) on behalf of yourself or any business with which you may be associated, offer employment or a consulting relationship to any person who is an employee of or a consultant to Transmedia or any of its affiliates.

10. Confidentiality - You shall treat as confidential and not disclose to any person not affiliated with Transmedia all non-public and proprietary information and data about the business, operations, employees, programs, plans and financial results, projections and budgets of Transmedia and its affiliates which are disclosed to you during your employment. The confidentiality agreement shall survive the termination of your employment for any reason.

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On behalf of the entire Board of Directors of Transmedia Network, Inc., we are
delighted to offer you the President and CEO position, Gene, and we look forward to your joining our team. If you have any questions, please contact me directly at 312-466-3799.

Sincerely,

/s/ Phil Handy
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F. Philip Handy
Chairman

Agreed and Accepted:

by:  /s/ Gene M. Henderson
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      Gene Henderson

date:   14 Oct 98
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